Exhibit 99.1

FOR IMMEDIATE RELEASE

GREGORY L. PROBERT APPOINTED

CHIEF EXECUTIVE OFFICER OF NATURE’S SUNSHINE PRODUCTS

LEHI, Utah, October 2, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today announced that its Board of Directors has appointed Gregory L. Probert as Chief Executive Officer.  Mr. Probert will continue as Chairman of the Board. Willem Mesdag, who has served on the board since 2009 and was previously the chair of the Audit Committee, will continue as Lead Independent Director.

Mr. Probert has led the Company as Interim Chief Executive Officer since April 1, 2013. Additionally, he has served as Executive Chairman of the Board since January 2013 and as Executive Vice Chairman of the Board since June 2011.  Prior to his election as Executive Vice Chairman, Mr. Probert was an independent consultant to the Company since 2010.  Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company, President and Chief Operating Officer of Herbalife International of America, Chief Executive Officer of DMX Music and Executive Vice President of Worldwide Home Entertainment at the Walt Disney Company.

“Greg provides the vision, leadership and experience necessary to guide Nature’s Sunshine Products through its next phase of growth,” said Kristine F. Hughes, Co-Founder and Vice Chairman of the Board. “He is extremely knowledgeable about our company and has guided the formation of our world class management team, aligned messaging among our Distributor and employee base, developed long term growth strategies and is building the infrastructure upon which we can grow in the years ahead.”  Ms. Hughes continued, “The Board is confident Greg is the right person at the right time to lead Nature’s Sunshine Products into its next phase of profitable growth.”

“The opportunities to drive growth and continue to improve operational excellence at Nature’s Sunshine Products are exciting,” said Gregory L. Probert, Chairman and Chief Executive Officer. “Our best-in-class product lines and reputation for the highest quality products sold through our multi-faceted Distributor base enables us to help improve the lives of our customers and Distributors around the globe,” continued Mr. Probert.  “Our ongoing investments in the business positions us well to capitalize on the expanding global opportunity in health and wellness and I look forward to continuing to build upon our history of helping people live healthier and happier lives.”

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Steve M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303